                                           Registration No. 333-
                                                                ----------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                            COLE NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                    34-1453189
  (State or Other Jurisdiction             (I.R.S. Employer Identification No.)
of Incorporation or Organization)


              5915 Landerbrook Drive, Mayfield Heights, Ohio 44124 (Address of Principal Executive Offices Including Zip Code)

                  COLE NATIONAL CORPORATION 401(K) SAVINGS PLAN
                     FOR EMPLOYEES OF PEARLE VISION CENTERS
                            (Full Title of the Plan)


                                 Leslie D. Dunn
                                    Secretary
              5915 Landerbrook Drive, Mayfield Heights, Ohio 44124
                     (Name and Address of Agent For Service)

                                 (440) 449-4100
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
                                                         Proposed maximum          Proposed maximum
Title of securities to           Amount to be           offering price per        aggregate offering      Amount of registration
be registered                   registered(1)                share(2)                  price(2)                    fee
---------------------------------------------------------------------------------------------------------------------------------
Shares of Common
Stock, $.001 par value
per share                           72,000                    $34.47                  $2,481,840                  $752.08
---------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c) of the Securities Act of 1933 (the "Securities Act"), an indeterminate amount of interests in the Cole National Corporation 401(k) Savings Plan (the "Plan") are deemed to be registered hereby.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h)(1) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average high and low sale prices for such common stock, $.001 par value per share of Cole National Corporation (the "Common Stock") on the New York Stock Exchange on November 14, 1997, within five business days prior to filing.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed by Cole National Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: the Company's Annual Report on Form 10-K for the year ended February 1, 1997 (File No. 1-12814); the Company's Quarterly Reports on Form 10-Q for the quarter ended May 3, 1997 and August 2, 1997, respectively (File No. 1-12814); the description of the Common Stock contained in Form 8-A filed on September 7, 1995, as amended by Form 8-A/A filed on August 22,1997 (File No. 1-12814); the description of the Common Stock contained in Form 8-A filed on February 15, 1994, as amended by Form 8-A/A filed on April 6, 1994 and as amended by Form 8-A/A filed on November 14, 1997 (File No. 1-12814); the Company's Current Report on Form 8-K/A-1 filed December 19, 1996 (File No. 1-12814); and the Company's Current Report on Form 8-K filed on August 21, 1997 (File No. 1- 12814).

         All documents subsequently filed by the Company and by the Cole National Corporation 401(K) Savings Plan for Employees of Pearle Vision Centers (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable. (Securities to be offered are registered under Section 12 of the Exchange Act.)


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Seventh of the Company's Certificate provides that the Company will indemnify its officers, directors and each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or any other applicable laws as from time to time may be in effect and that the Company may enter into agreements which provide for indemnification greater or different from that provided in the Certificate. In addition, the Company has provided in Article Eighth of its Certificate that no director will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duty as a director, to the full extent permitted by the DGCL or any other applicable laws as from time to time may be in effect. The Certificate further provides that any repeal or modification of Article Seventh or Article Eighth will not adversely affect the right or protection existing under such provision prior to such repeal or modification.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it is ultimately determined that he is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

         The Company has entered into indemnity agreements (the "Indemnity Agreements") with the current Directors and executive officers of the Company and expects to enter into similar agreements with any Director or those executive officers designated by the Board of Directors of the Company elected or appointed in the future at the time of their election or appointment.

         Pursuant to the Indemnity Agreements, the Company will indemnify a Director or officer of the Company (the "Indemnitee") if the Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a Director or officer of the Company, or is or was serving at the request of the Company in certain capacities with another entity, against any and all costs, charges and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is available to the Indemnitee unless it proved by clear and convincing evidence that the Indemnitee's action or failure to act was not in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

         The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Company with a written promise that
(i) he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil, criminal, administrative, or investigative action, suit, proceeding or claim and (ii) he will repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement.

         Under the Company's Director and Officer Liability Insurance Policy, each Director and certain officers of the Company are insured against certain liabilities which might arise in connection with their respective positions with the Company.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8. EXHIBITS

         4.1 Form of Cole National Corporation 401(K) Savings Plan for Employees of Pearle Vision Centers.

         4.2      Indenture dated as of September 30, 1993 between Cole National
                  Group. Inc. ("CNG") and Norwest Bank Minnesota, N.A., as trustee, relating to the 11 1/4% Senior Notes due 2001 (the form of which Senior Date is included in such Indenture), incorporated by reference to Exhibit 4.1 to the Company's
                  Annual Report on Form 10-K for the period ended February 3,
                  1996 (File No. 1-12814).

         4.3 The Company by this filing agrees, upon request, to file with the Commission the instruments defining the rights of holders of long-term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

         4.4      Indenture dated November 15, 1996, between CNG and Norwest
                  Bank Minnesota, National Association, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2006 (the form of which Senior Subordinated Note is included in such Indenture), incorporated by reference to Exhibit 4.1 of the Company's
                  Current Report on Form 8-K, filed with the Commission on December 2, 1996 (File No. 1-12814).

         4.5      Indenture dated August 22, 1997, between CNG and Norwest Bank
                  Minnesota, National Association, as Trustee, relating to the 8 5/8% Senior Subordinated Notes due 2007 (the form of which is included in such Indenture), incorporated by reference to
                  Exhibit 4.4 of CNG's Registration Statement on Form S-1, filed with the Commission on September 4, 1997 (Reg. No. 333-34963).

         4.6 Rights Agreement, dated as of August 22, 1995, by and between the Company and National City Bank, as Rights Agent, incorporated by reference to Exhibit 4.3 of the Company's
                  Annual Report on Form 10-K for the year ended February 3, 1996
                  (File No. 1-12814).

         4.7      Amendment No. 1 to the Rights Agreement, dated as of August
                  21, 1997, by and between the Company and National City Bank, as Rights Agent, incorporated herein by reference to Exhibit
                  4.1 to the Company's Current Report on Form 8-K, filed with the Commission on August 22, 1997 (File No. 33-74228).

         4.8 First Supplemental Indenture, dated as of August 14, 1997, between CNG and Norwest Bank, Minnesota, National Association, as Trustee, relating to the 11 1/4% Senior Notes due 2001, incorporated by reference to Exhibit 4.6 of CNG's Registration
                  Statement on Form S-1, filed with the Commission on September
                  4, 1997 (Reg. No. 333-34963).

         23.1     Consent of Arthur Andersen LLP.

         23.2     Consent of KPMG Peat Marwick LLP.

         24.1     Powers of Attorney.


         UNDERTAKING:

                  The undersigned Company will submit the Plan and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.


ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT. PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON NOVEMBER 19, 1997.

                                           COLE NATIONAL CORPORATION


                                  By:      /s/Wayne L. Mosley
                                  ---------------------------------------------
                                  Name:    Wayne L. Mosley
                                  Title:   Vice President and Controller


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



      Signature                        Title                         Date
      ---------                        -----                         ----
                        Chairman, Chief Executive Officer,
                        Chief Financial Officer and Director
                        (Principal Executive Officer and
           *            Principal Financial Officer)           November 19, 1997
------------------------
Jeffrey A. Cole
                        President, Chief Operating Officer
           *            and Director                           November 19, 1997
------------------------
Brian B. Smith
                        Vice President, Controller, Assistant
                        Secretary and Assistant Treasurer
/s/Wayne L. Mosley      (Principal Accounting Officer)         November 19, 1997
------------------------
Wayne L. Mosley

           *            Director                               November 19, 1997
------------------------
Timothy F. Finley

           *            Director                               November 19, 1997
------------------------
Irwin N. Gold

           *            Director                               November 19, 1997
------------------------
Peter V. Handal

           *            Director                               November 19, 1997
------------------------
Charles A. Ratner

           *            Director                               November 19, 1997
------------------------
Walter J. Salmon

         * This registration statement has been signed on behalf of the above officers and directors by Wayne L. Mosley, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this registration statement.


DATED:  November 19, 1997                   By:/s/Wayne L. Mosley
                                               ------------------
                                               Wayne L. Mosley, Attorney-in-Fact

         THE PLAN. PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE TRUSTEES (OR OTHER PERSONS WHO ADMINISTER THE EMPLOYEE BENEFIT PLAN) HAVE DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON NOVEMBER 19, 1997.


                              Cole National Corporation 401(K) Savings Plan for Employees of Pearle Vision Centers


                              By:      /s/Joseph Gaglioti
                              -------------------------------------------------
                              Name:    Joseph Gaglioti
                              Title:   Cole National Corporation 401(K) Savings
                                       Plan for Employees of Pearle Vision
                                       Centers Committee Member

                                  EXHIBIT INDEX


         4.1 Form of Cole National Corporation 401(K) Savings Plan for Employees of Pearle Vision Centers.

         4.2 Indenture dated as of September 30, 1993 between Cole National Group. Inc. ("CNG") and Norwest Bank Minnesota, N.A., as trustee, relating to the 11 1/4% Senior Notes due 2001 (the form of which Senior Date is included in such Indenture), incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the period ended February 3, 1996 (File No. 1-12814).

         4.3 The Company by this filing agrees, upon request, to file with the Commission the instruments defining the rights of holders of long-term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

         4.4 Indenture dated November 15, 1996, between CNG and Norwest Bank Minnesota, National Association, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2006 (the form of which Senior Subordinated Note is included in such Indenture), incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, filed with the Commission on December 2, 1996 (File No. 1-12814).

         4.5 Indenture dated August 22, 1997, between CNG and Norwest Bank Minnesota, National Association, as Trustee, relating to the 8 5/8% Senior Subordinated Notes due 2007 (the form of which is included in such Indenture), incorporated by reference to
                  Exhibit 4.4 of CNG's Registration Statement on Form S-1, filed with the Commission on September 4, 1997 (Reg. No. 333-34963).

         4.6 Rights Agreement, dated as of August 22, 1995, by and between the Company and National City Bank, as Rights Agent, incorporated by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-K for the year ended February 3, 1996 (File No. 1-12814).

         4.7 Amendment No. 1 to the Rights Agreement, dated as of August 21, 1997, by and between the Company and National City Bank, as Rights Agent, incorporated herein by reference to Exhibit
                  4.1 to the Company's Current Report on Form 8-K, filed with the Commission on August 22, 1997 (File No. 33-74228).

         4.8 First Supplemental Indenture, dated as of August 14, 1997, between CNG and Norwest Bank, Minnesota, National Association, as Trustee, relating to the 11 1/4% Senior Notes due 2001, incorporated by reference to Exhibit 4.6 of CNG's Registration Statement on Form S-1, filed with the Commission on September 4, 1997 (Reg. No. 333-34963).

         23.1     Consent of Arthur Andersen LLP.

         23.2      Consent of KPMG Peat Marwick LLP.

         24.1     Powers of Attorney.